Exhibit 99.1

John Shalam:

Thank you Glenn and I’d like to welcome you all to our Fiscal 2018 Annual Meeting of Shareholders.

This past year has been transformative for VOXX. While our results were down in Fiscal 2018, we set the stage for what we believe will be better days ahead with improved profitability. Before I cover many of the exciting developments, I would first like to extend my appreciation to all VOXX’s employees around the world. You are what keeps our Company going and your contributions and unwavering support is very much appreciated. I would also like to congratulate our Board of Directors on their election as well as our independent auditing firm Grant Thornton on their re-election.

Over the past several years, we have transitioned VOXX…primarily from a distribution company with strong brands and retail relationships, to a technology company…investing in and partnering with companies that we believe are in growth industries with promising solutions.

It started with Klipsch in 2011, a leading premium audio company with a portfolio of brands and global reach. Klipsch remains at the forefront of innovation and is a core part of our business today.

We then acquired Hirschmann in 2012, a tier-one manufacturer of digital antennas and tuners. Hirschmann was a strong contributor to our business, developing new technologies for the connected car, and helped our other automotive groups leverage technology to improve our overall R&D capabilities. As many of you know, we monetized Hirschmann last August, selling this business for approximately $170 million or at approximately 11.5X EBITDA. We acquired Hirschmann for $114 million just 5 years prior, a nice return for VOXX and our shareholders. Further, with this sale, we paid off all of our domestic debt on our Credit Facility and significantly strengthened our balance sheet.

In 2014, we made a $3 million investment in EyeSee360, now 360fly, which was subsequently converted into senior secured debt…and we remain the distributor of 360fly products at retail domestically.

In 2015, we acquired a majority interest in EyeLock, a market-leader of iris authentication solutions in the rapidly expanding biometrics market. EyeLock has been in the R&D stage for the past several years and now…as we move into Fiscal 2019, we believe that we will start to see the fruits of our investments as their technology moves into commercialization across a number of industries. I’ll come back to EyeLock shortly.

When you look back at the past several years, our stock has been trading below book value and we believe, at a significant discount to our assets. We understand this…as our results have not materialized as planned due to these transitional investments that have not yet materialized.

We know there is value in our assets and we intend to unlock it. The sale of Hirschmann was the first step as we now have cash on hand, no domestic debt, and access to capital through our untapped banking facilities. This provides us with options.

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We will consider deploying this capital or a portion of it, to acquire companies that can support our existing business or ones that are in growth categories where we can leverage our distribution and relationships to expand their business further. In addition, we will use some of this capital to strengthen our existing operations and enhance their ability to acquire greater market penetration.

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Concurrently, we will also consider the possibility of divesting some of our assets, whether it be segments, divisions within our segments or product lines. There has and continues to be inbound interest and we are going to explore all strategic avenues.

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Third, we are realigning our operations to reduce fixed costs and drive efficiencies. As Pat has communicated, we expect our Fiscal 2019 operating expenses to be ~$10 million lower than last year as a result of actions we’ve taken. We are also looking at other ways to further streamline our business and improve profitability.

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And lastly, as we execute on all these plans, we will consider other financial measures that can improve shareholder value, whether stock buybacks or dividends. That is not to say that is our plan today…but our Board is looking at everything.

So, what is driving our optimism?

Within Automotive, we’ve invested over the past few years in next-generation, rear-seat technology, EVO, which came to market last year. We have programs underway with GM and Ford for several vehicles, and programs with Mazda and Nissan rolling out this year. There are a number of OEMs who are interested in EVO and we believe that over the next few years, we can expand our market leading position.

Also, within Automotive, we’ve developed new technology which essentially turns smart phones into keys. Our eFob system enables consumers to control all functions of a traditional factory key fob via Bluetooth…and can be fully integrated with an OEM’s own consumer smartphone application offering. We’re probably still 1-2 years away from revenue, but we have several OEM’s working with us to bring this technology to market.

Within our Premium Audio segment, after a few years of declines due to headphone commoditization and the growth in sound bars, we invested in new technology…PlayFi, streaming Audio, and Dolby Atmos…resulting in growth over the past two years. We have several new products coming to market under the Klipsch and Jamo brands this year and, we have expanded our commercial installation offering. We have some very exciting partnerships with companies like Hard Rock Hotels, Margaritaville, iPic Theaters and more. Revenue will be down modestly this year…but that’s due to a strategic decision to protect distribution and increase margins, which investors saw in our first quarter results issued just a few weeks ago.

Consumer Accessories is where the Company has declined and amassed losses. EyeLock is within this segment and has contributed to the majority of it. However, our financial strength enabled us to make the necessary investments and as I said earlier, we will start to see revenue this year, with more projected over the coming years.

Biometrics is not going away. We saw fingerprint biometrics take years to materialize into a commercial reality and it’s a multi-billion-dollar industry today. As technology has evolved and chipsets have become smaller, we’ve seen other forms of biometrics materialize as well…facial recognition and iris in particular. Iris is the most secure authentication available outside of human DNA and authentication is becoming such a sensitive topic globally given the rise in identity theft, computer breaches, and global security issues.

Today…EyeLock is working with Qualcomm to embed its solutions on select Snapdragon chipsets. This is still in the development stage and the chips will incorporate multi-form factors, but this represents a nice growth avenue for EyeLock in the future. We’re continuing to work with Diebold on ATM machines…with Wistrom on consumer devices…and with our distribution network for our NXT and EXT solutions.

This fiscal year, we will see EyeLock’s technology come to market through our partnership with ViaTouch Media…who is embedding iris authentication into their artificial intelligent vending machines. Think of all of the machines you see in retail stores, airports, schools and campuses. While the contribution will be small this year, there are aggressive projections over the next 2-3 years. Further, we’re in discussions with a few health care companies to bring EyeLock’s technology to market in hospitals and pharmacies. And…we’re in discussions with at least a dozen companies, many of which are big, global enterprises spanning automotive, healthcare, smart devices, government and retail. We knew that investments such as this would take time and remain focused on investing in the future of VOXX.

Another exciting development within Consumer Accessories is our recently disclosed partnership in the healthcare space, which Pat discussed in detail on our first quarter conference call. This program should help reverse the declining sales trend in our Consumer Accessories segment and holds great promise over the next several years.

In summary: I believe that we are doing the right things as a company and I remain committed to driving value for all of us. We are on the right path and I anticipate our results and stock price will be more reflective of our true value as we start to deliver improved results and…as many of these promising opportunities materialize. This now concludes my formal remarks. We will now open up the meeting for questions.

Q:    I am Thomas Kahn, President of Kahn Brothers Company and members of the Board who have received communications from me in the past are very familiar with me. I have been managing money for 40 years, maybe more - I guess I started in 1968 - long time. Voxx has been one of my most troubling acquisitions - purchase of shares over all these 40 plus years…at last year’s annual meeting which I did not attend, because I wanted to give myself a little respite, John said two things that stuck out - this was reported to me by my associate, Bill Knox, who was at the meeting. One was there would be more modernization and selling businesses - Hirschmann certainly fit the bill - that was a grand slam home run, knocking the leather off of the ball, congratulations on that. The second thing that John said, which surprised me, was that the company was worth five times its current price (which was $7 at the time) which would make it 35. I said to Bill did you have wax in your ears … he said John said that - I asked if there were other people in the room and Bill said there were other people in the room. Subsequently, in conversations John kind of backed off a little bit and said maybe it was worth 20….. now it is around five and half -- there is some disconnect here I don’t understand - there is no buy back of shares which most companies would do, if a stock was worth 120 and selling at 5 or 6, companies like GM, IBM are doing it, everybody is doing it … there has been no additional monetarizations … and the operations, in my judgment, you may disagree, are going downhill, you may not agree and to make matters worse, if this isn’t bad enough, John and Pat took a $1 million plus bonus and the shareholders got nothing. I understand Hirschmann was sold, I understand there was work involved, for which you folks get paid, but a $1 million plus bonus, which is part of a contract and memorialized and approved by the directors going to them… and the shareholders don’t get a dividend, don’t get a buy back … so I guess my question to John, Pat and the entire Board is, where are we going to stand next year at this time? Are we going to continue to tell the shareholders that we’re doing a great job and even though the shares haven’t moved in 20 years. I am trying to figure this out, I’m old and so I make a lot of mistakes, somebody has to help me if I’m making a mistake here. So, Voxx now has a $37 million loan to Eyelock - something like that - I don’t know how this is going to get repaid, or not paid or whatever. I don’t know if there is going to be a goodwill impairment related to all of this because the accountants, wherever they are sitting in the room, are probably going to come to you guys and say there has to be some kind of an impairment. Sonos, which you know well, you probably have their equipment in your home in Palm Beach, is going public with a market capitalization of over $2 billion. Did our management miss the boat, what is going on? We had a conversation, Pat, where Sonos is different than us but Klipsch does $170 million in sales and was founded in 1948. And Sonos does X amount of sales and was founded 10 years ago…. so what’s wrong with this picture? I don’t have the answer -- this is beyond my pay grade.
So, I guess what I want to ask you John, and I ask other companies this - this is a softball underhanded pitch -- would you hire a well-qualified nationally recognized management consultant to do a full report on our company and its businesses and come back to the Board of Directors with recommendations as to how to enhance shareholder value …. your underhanded easy pitch, your answer hopefully should be yes…this is a reasonable request, we will not only entertain it but it is a good thing and we will do it.

A:    (John Shalam) Thank you Tom.

Q:    (Tom Kahn) Just say yes, we’ll do it.

A:    (John Shalam) Appreciate your comments. Our Board of Directors is keenly aware of many of the issues and we will continue to work ….

Q:    (Tom Kahn) ….after the lunch, after the meeting, if you guys can say, Tom had a lot of stupid things to say, but he had one good thing -- that we are going to hire a well-respected management consultant for our benefit and he is going to give us a full report on our businesses and how we can enhance our shareholder value. Because each of you people you have expertise in certain areas, but a good management consultant can come back to you and it is well worth spending the money.

A:    (Patrick Lavelle) I have no problem with your suggestion and we certainly can look into that. The company is in a transition period as we look to enter into different markets but the shareholder value will improve as the EBITDA of the company improves and as some of the programs that we have, whether it’s on our automotive side where we see improvement this year, as the company improves, the shareholder value will improve

Q:    (Tom Kahn) . Pat, I don’t deny any of that …. but an independent well-recognized management consultant would help the Board of Directors you know have another set of eyes ….

A:    (Patrick Lavelle) It’s a reasonable request and we will take it under advisement.

Q:    (Tom Kahn) “Tom, occasionally has a reasonable request” - please note that in the minutes.

(Glenn Wiener): Any other questions?

Q:    Hi, I am Karl Schecter, I’m here in my capacity as an individual investor. I want to hear a little bit more about the potential competitive position of Eyelock as you phase move from R&D and as you enter the marketplace. Equinox already uses iris recognition so you are going to be entering a market that already has a number of competitors, and, secondly it seems overall that the market is moving more toward facial and I want to hear your thoughts on that issue and whether iris is more secure -- facial seems adequate for many different applications.

A:    (Patrick Lavelle) As far as the competitive nature with all the different iris programs, I will take that one first, that we have tested, the Eyelock program is the one that stands as the best because of the standoff distance and speed. From a competitive standpoint we are not really worried about any of the other iris algorithms that are out there. Ours has been proven and tested by third parties and reported on as being the leading security because of our standoff distance. We just introduced a new product called EXT which improves on that because it finds your face very quickly and locks on your eye. From a competitive standpoint in iris we are very comfortable with the programs we have and the solutions we have are very good.

On top of that, we have over 50 approved patents and we have another 50 application so we believe our technology is well protected from that standpoint.

As far as facial, there are many applications where facial is good enough and there are many applications where fingerprint is good enough. Facial has a one, and this Apple’s 3D facial they introduced and it has a one in one million false positives…fingerprint may be more than 50,000 false positives. A double live eye scan which is what Eyelock does is one in over 2.25 in a trillion false positives. So the level of security is not just a little bit better, it is much much better and that’s where the applications of Eyelock come in -- a very high security application in situations where you need quick authentication without a high level. Think of pharmaceutical machines, think of vending machines, depending on what it is, we want to make sure we have a high level of security. Think of gaming and some other things we are working on, where there is high level transactions going on. Again, this is where you are going to see iris a step ahead of all the other biometrics out there. That is the biggest reason why we have such faith in what our team is doing just from the standpoint that it is the highest level out there and it is as convenient to use as any of the others. In some cases a little bit more because it’s non-touch. In the case of a hospital when they take their gloves off … if you have facial and they have a mask on, they have to take their mask off … you do not have to do any of that with iris … iris can see through glasses. So, there are many many applications that make iris the better solution. There is going to be a lot of solutions out there and we believe iris has its place and we believe iris will be on top of it. Thank you.

Q:    (Tom Kahn) … So I’m a believer. So why don’t we have iris in some locations? Driving out here I said to Bill, why don’t you put it in the First National Bank of Timbuctoo’s ATM machines and they have six ATM machines and prove to the world, here it is, it exists. I mean, forget about vending machines … that’s all nice, but if you really need high security stuff you know and at one point you said, hey, we are working with Chase or NCR, or whoever it is, you should be able to demonstrate this to the guys who run Ft. Knox that this is the best technology to use. Forget about vending machines. It tells me that you guys are going nowhere with this thing … why can’t, you uh, this is ridiculous.

A:    (Patrick Lavelle) We have different applications we are working with banks and we have demonstrated at CES and a number of other shows how an ATM machine can work with iris. These things are ongoing. These things are being tested by various banks and they go through their process.

Q:    (Kahn)    …can you direct me please to a bank that is testing Eyelock ….

A:    (Patrick Lavelle) … that is not how it works. Banks have to test it. Banks have to do their verification. I can give you one situation we are in right now, where one of our customers has already indicated that they are going to go ahead with iris has been testing it for over 2 years. This is not something where someone just turns around and says this is what we are going to do. There is testing, there is verification that has to go on and then once they do approve that, then there is the manufacturing process which could take another year, so this is not a short term process…

Q:    (Tom Kahn) …. then the guys who sell iris to Samsung will jump in ahead of us and take the god damn market.

A:    (Patrick Lavelle) … I don’t think that is going to be the case because Samsung basically has an exclusive on what they are doing. You know there aren’t that many iris companies out there that have the technology, that have the IP that we have that are going to be able to bring it to the different markets. As far as vending machines go, there are over 7.7 million vending machines in the United States ok, and they will all eventually be upgraded to be wireless to work with our credit cards and the level of security that is going to be needed is going to be high. So, when you look at the different market segments where iris will play that gives us the level of comfort that this is a market that does not just work off of smart phones, but on many many applications.

Q:    (Tom Kahn) Well, I’m rooting for you.

Glenn Wiener: Any other questions?

Q:    Eric Sky, private investor. Mr. Kahn stole a lot of my points and they were very very well taken and he probably has a few more shares than me. Last year when I made my comments John you sort of said that I was being too pessimistic about things. You’ve certainly given an optimistic speech today, but I have been coming to these meetings since the company went public, essentially we hear the same thing every year about the company everything is going wonderful and clearly over the years, with certain exceptions, that has not turned out to be the case. Point out a number of areas or products they were promised to be the next big thing - mobile tv was one of the things that was going to come along, the Wi-Fi charging systems that was hyped for a while died, the 360fly, I think that was about 2 years of working on it ….it was going to be great - what happened to it. Now we have the Eyelock - it is coming, we are working on it, money going into it like crazy… is that going to be another one, another optimistic foretelling of the future that a year from now we will have some other new product to go nowhere …. what do we really have to base this confidence on? You say you are looking into things to improve shareholder value, to get back up to book value…so what specific plans are there to do that?

A:    (Patrick Lavelle) Look, not every product makes it, we know that. We have been doing this for 40 years and we know that there is a degree of disruptive technology that comes through or new technology that comes through that we have to adapt into our products and everything else. I will give you some specifics. In the case of 360, 360 is pivoted to the public safety market. We have a number of contracts with different companies that we think they are on the right path - it will remain to be seen, but they have some serious customers and they are making pretty good headway… some of the other products, like mobile tv, mobile tv was a Qualcomm program and Qualcomm decided to sell their bandwidth because it was worth more than they could do. Mobile TV will be here. AT&T has announced that they are going to allow TV streaming over their network. We were one of the first out with it … technology changes, we move along with the technology and I think when you look at our position in rear seat entertainment, we are number one by far, but where we continue to build out that program with Ford, GM, Nissan, Mazda and other car manufacturers that we are working with now that we will introduce products in the future, these are major steps for this company, especially you would know that coming from this company to become a Tier 1 major supplier to any of one of the big car companies is a major accomplishment. We have a number of launches coming out this year where essentially we are going to be on all GM and all the Ford SUV’s with some sort of program. And we are talking to many of the other car companies which now have seen our EVO program and are realizing that the adoption of our EVO program and our platforms and technology is a much less costly way to go. That program will continue. The efob program, is taking the phone and without going to an app, but just like your push to start key, as you step up to the car, it will recognize your phone, know it’s you and start the car without a key. We are working with car manufacturers - these are programs which will be far reaching for us.

Q:    (Tom Kahn) My wife says we have a wireless speaker just like Sonos - where is the capitalization?

A:    (Patrick Lavelle) Our customer install business is growing. We are working on our programs with Margaritaville, Hard Rock Hotels, iPic and with several planned communities throughout the country. We are working now with one in Orlando and one in Atlanta where each one is a 3,000 home complex with bars and restaurants which will utilize Klipsch products. There are many things we are looking at that are promising, ok.

As far as the Eyelock situation, there are a number of projects we are working on. Unfortunately, due to NDA’s I cannot talk about them now, but I can tell you that some of them could be explosive based on the volumes of the companies we are talking to, the volumes of products they are planning for, and if we are successful in adopting our technology onto their platforms … it can be transformative, and that’s what we are working on. Now when that happens we will see the bottom line improve and we should see shareholder value improve. That is basically what we are doing. We have a big entry into the health care space that I announced last week. That’s another program that could be explosive for us based on the partners we have in that program and so these are the things that give us optimism.

A:    (John Shalam) When you consider the overall situation, the overall industry and what has happened, I started this company over 50 years ago. Today we are totally debt free, we have roughly $50 million cash in the bank. We have some very very exciting programs which should materialize, maybe you heard these stories before, but it takes time and the stock may be undervalued. A year ago when I said it I didn’t say when it was going to happen but overall, when you consider the condition of our competitors…you look, for example, at Gibson guitars, a fabulous company owned by my good friend who grew the company and built it up into a multi-million dollar enterprise, a great brand name and just filed Chapter 11. Look at Foster Electronics LV who made a fortune for the Beats headphones and other distribution of products who dropped over $85 million in losses in the last two years and is on the verge of bankruptcy. You have to look at the plus side of things… yes, everything we touched in the last few years didn’t always materialize…but several things did materialize and you need to start recognizing that it is not all negative, nobody has a 100% track record, I wish we did…and we are working to make it better. I am confident that we will improve.

Q:    (Marty Novick) I want to ask if Klipsch itself, its potential or what you see as its possible potential over the next year or so versus considering selling that division now. I know what we paid-can we get anywhere near it?

A:    (Patrick Lavelle) I think when you look at what happened with Hirschmann, where many people were telling us oh, it’s another bad acquisition or whatever, and we were able to sell it for $170 million. Klipsch where they are, they’re positioned, they are growing, they are growing in the market segment they are in, they are positioned well, yes, I’m confident that, if we wanted to, we would be able to get what we paid for them….

Q:    (Marty Novick) About $170 million

A:    (Patrick Lavelle) … $160 something million. When I look at it, especially in today’s market where companies are valued at high multiples, I would think that Klipsch would be able to generate that.

Q:    (Marty Novick) What would Klipsch, thinking it half way, you projected it to do versus reality may not come up, say halfway, what did it contribute versus the $160 million we could get for it.

A:    (Patrick Lavelle) We don’t put those numbers out like that.. it is part of a segment, but I would put Klipsch probably at one of our most profitable operations, ok.

Q:    (Marty Novick) Okay.

Q:    (Kahn) If Klipsch is going to be worth $150 or $170 million (pick a number) is there any way to spin Klipsch off to the shareholders of Voxx in a tax free spin off which would enable Klipsch to have its own market valuation and be its own separate company. I know we would lose the cash flow which is important to us from Klipsch, but if Klipsch could have an independent higher valuation and we could spin it off tax free, or even Eyelock, which has losses but has sizzle, you know, if these things can be spun off to Voxx shareholders without a tax consequence, that could be potentially interesting. That is why if you hire a very competent investment banker or consultant who could review all of your businesses, that person will come up and say you know you really have $15 worth of hidden value in here that you could unlock in some way in a tax sufficient basis, I don’t know what I’m talking about, but if you had a consultant who studied the business maybe you could come up with something which could be very interesting.

A:    (Patrick Lavelle) ….Tom, there is always a possibility that especially with the conversations that have come up before, there is always the possibility when you look at Eyelock and how big the market can be and the position you can have in it and when we get to a certain point of revenue within the Eyelock operation, that is something that can certainly be considered and can certainly bring some very good value.

Q:    (Marty Novick) I heard what you said Tom and I don’t really buy what you’re saying as far as doubts I have about hiring a management consultant to come in and tell the most experienced guys in the business what is happening in their business. If they don’t know what’s happening in their business, we might as well pack up and leave now. They know more than any management consultant from the outside is going to know how to run their business. My question is, we probably have a legacy businesses which means that some years we do better but overall some of them drop and we have to get additional products and I know that is not easy to get and everyone wants to get the great technology products and you are not the only guy looking for them, but if we have money-cash-and are sitting in that position - my question is, what would the company look like if (and again I don’t know what the ramification of some what I’m saying or thinking) if we keep Eyelock, is it sustainable by cash and we keep Florida, and maintain the OEM business because of its growth, obviously we keep ASA it’s turning a profit and showing money, we consider selling Klipsch for the $160 million, give or take, adding into the money that we have, we sell, or try to sell the Accessories Division, I don’t know what it would pick up…additional money that we would have, we consider selling this facility, if possible, and move everything to Florida, if Florida could expand at all. Now, what would we have from an overhead standpoint, a cash standpoint and would we be in a better position facing the future than we are now. I don’t need an answer now, it needs consideration, it’s just some things I was thinking about.

A:    (Patrick Lavelle) Marty, you know us a long time. We have looked at all options and I am not going to say that the things you say we have not looked at. We continue to look at all of the possibilities that exist. The exercises that we go through each year, budgeting and everything else, we look at every option we can conceive of as to how to position the company. One of the reasons why we made the decision to divest on Hirschmann, it was the right time, we were able to make a good profit - and that was the decision that we made. As John mentioned, we are looking at everything. We are looking at divestitures, we are looking at new possible acquisitions, so, yes, we do look at exactly what you talk about, how we can change our own infrastructure, I just took $10 million out of the overhead last year, okay, that is a continuing process that we go through every year. And that is the evolution of the company. There are absolutely product segments that are in decline, there are market segments that are in decline. We know it, we see it. There are market segments that are more difficult today than they were years ago, and that is why when we talk about transitioning the company and moving into areas…those are the reasons why we consider those things and make these investments so that we can continue as a company. If we stayed as the car audio company that John started 60 years ago, we wouldn’t be here today. So, it’s the constant evolution, it is the constant assessing where you are, where you can go because you just can’t wish everything, you have to have a path, you have to have a capability to get there, you have to have the capability to be a supplier, you have to have the capability to engineer products. These are all the things that come into the discussion and the thinking around how we evolve as a company.

Q:    (Tom Kahn) Respectfully, Pat and John, you guys are too close to the forest to see through the trees as I said. We have a $5 stock that sat there for a long period of time. So, the reason I am recommending and I think your Board would probably agree this is a good thing, to hire an experienced nationally recommended management consulting firm to come in that is not so close to the forest, that has no axe to grind about Eyelock or any particular business and they come in, you pay them the money, they do this study and they tell you is the emperor wearing clothes, is he not wearing clothes, they give you an independent opinion as to your businesses and where you are going. You are so close to this, so invested in it, that it creates issues for John, it creates issues for you and probably the Board and getting somebody who is not invested in it to study all the businesses and figure out, you know, what should be kept, shouldn’t be kept, tell us what’s going on, what is the right way to go and this is a friendly suggestion and I hope you will take it up.

(John Shalam): If there aren’t any further questions or comments or recommendations, I want to thank all of you for being here today. Upon motion made, duly seconded and unanimously carried the meeting was closed at 11:05 a.m.